RP® FINANCIAL, LC.
Advisory | Planning | Valuation

Exhibit 99.2

CONSENT OF RP® FINANCIAL, LC.

November 21, 2017

Board of Directors
Bay Bancorp, Inc.
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated September 27, 2017 to the Board of Directors of Bay Bancorp, Inc. (“Bay Bancorp”) as Annex C to the joint proxy statement/prospectus of Old Line Bancshares, Inc. (“Old Line Bancshares”) and Bay Bancorp, relating to the proposed merger of Bay Bancorp with and into Old Line Bancshares, which joint proxy statement/prospectus is part of this Registration Statement on Form S-4 of Old Line Bancshares (the “Registration Statement”), and to the references to us and such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ RP® FINANCIAL, LC.
RP® FINANCIAL, LC.

I. Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Telephone: (703) 528-1700 Arlington, VA 22201 E-Mail: mail@rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594